EXHIBIT 10.49

[LOGO]

HARRY W. LOW

INSURANCE COMMISSIONER

March 12, 2002

Mr. Jeffrey A. Snider, Chairman
PAULA Insurance Company	Agreed
300 North Lake Avenue, Suite 300
Pasadena, California 91101

Re:          Letter Agreement of Regulatory Oversight of PAULA Insurance Company

Dear Mr. Snider:

The Annual Statement filed March 1, 2002 with the California Department of Insurance (“Department”) has confirmed unfavorable operating trends and significant deterioration in the statutory surplus of PAULA Insurance Company (“PAULA”), and shows PAULA to be insolvent as of December 31, 2001.  However, the Department has also found that PAULA has significant invested assets, including over $89 million of investments in statutory workers’ compensation deposits, and the current capability to pay both claims and operating expenses as those obligations come due.  In addition, the Company has voluntarily terminated all writing of new or renewal premiums.  In light of those positive factors and PAULA’s desire to cooperate with the Department in voluntary runoff of its existing losses, the Department and PAULA have agreed to the following:

1.                                       The Department will appoint a Special Deputy Examiner to provide supervision and regulatory oversight on behalf of the Commissioner to PAULA.  The Special Deputy Examiner, in consultation with the Commissioner and his staff, may retain other staff as provided by Insurance Code Section 733(g) to assist in that supervision and oversight.  Costs for the retention of the Special Deputy Examiner and any other staff shall be borne by PAULA.

2.                                       PAULA shall not make any payment to, or engage in any transaction or enter into any agreement directly or indirectly with its parent company or any affiliated company, without the prior approval of the Department.  The Department is aware of the existing agreements between PAULA and its affiliates.  No further payments shall be made under these agreements until the Department has again reviewed the agreements and specifically approved them.  Any subsequent amendment or modification of any agreement shall be subject to prior Departmental approval if the effect of such modification or amendment would be to materially change the obligations or rights of PAULA or to increase payments from PAULA to PAULA’s parent company or affiliated companies under the agreement.

300 CAPITOL MALL, SUITE 1700
SACRAMENTO, CALIFORNIA 95814
(916) 492-3500

3.                                       PAULA shall not make any dividend payment or other distribution to its parent company without the prior approval of the Department.

4.                                       PAULA shall not make any withdrawal of monies from its bank accounts, disbursement or payment outside the ordinary course of business without prior approval by the Department.

5.                                       PAULA shall not incur any debt, obligation or liability for borrowed money not related directly to the ordinary course of business without prior approval by the Department.

6.                                       PAULA shall not write any new or renewal business of any type without the prior approval of the Department.

7.                                       PAULA shall file statutory financial statements (balance sheet and income statement) on a monthly basis (except for quarter ending periods of March, June, and September for which PAULA shall continue to file regular quarterly statements) no later than 45 days following the month being reported upon.

8.                                       PAULA shall file by April 1, 2002, a detailed business plan which sets forth forecasted premiums earned, losses and expenses, for year 2002.  The budget forecast shall be in sufficient detail to allow for monitoring of actual versus planned expenditures.  No later than 45 days following the month being reported upon, PAULA shall file actual results (in a format approved by the Department) with a comparison to the budgeted amounts and relevant explanations for material variances.

9.                                       PAULA shall not enter into any new material reinsurance agreement nor amend in any material respect any existing material reinsurance agreement without prior approval by the Department; provided, however, PAULA may continue to renew existing reinsurance arrangements.

10.                                 PAULA shall not add any individual who is not currently a senior executive officer of PAULA, or one of its affiliates, to the board of directors of PAULA without first notifying the Department.  The Department reserves the right to require the resignation of members of the board of directors and senior executive officers of the insurance companies and shall have the right to prior review and approve any new appointments by PAULA to such positions.

11.                                 PAULA shall not change the terms of any written plans for remuneration, consulting, deferred compensation or bonus plans for directors, officers and employees of PAULA without first obtaining the approval of the Department.  PAULA shall also advise the Department of any such changes made since December 31, 2002.

12.                                 PAULA shall not enter into any new agreement nor revise any existing agreement for any form of current or future remuneration or other compensation, including severance agreements (other than severance agreements documenting terminations under existing plans, policies and agreements) for services rendered to PAULA by employees of PAULA, without the prior approval of the Department. PAULA shall also advise the Department of any such new agreements entered into or revisions to existing agreements made since December 31, 2001.

13.                                 Other than security interests granted in connection with repurchase agreements acquired in the ordinary course of business, PAULA shall not pledge nor assign any of its assets to secure indebtedness for borrowed money without prior approval by the Department.

14.                                 PAULA shall provide to the Department any additional reports that the Department reasonably determines are necessary to ascertain the financial condition of PAULA.

15.                                 PAULA shall not pay any fees related to the non-consummation of any material agreement without the consent of the Department.

16.                                 PAULA shall obtain a resolution from the Board of Directors which consents to the terms of this agreement, and requests Mr. Jeffrey A. Snider, Chairman of PAULA Insurance Company, to execute the agreement on its behalf.

17.                                 The Department reserves the right to amend or supplement this agreement, in good faith and at its sole discretion, as deemed necessary.

18.                                 The agreement shall remain in full force and effect until a) the Department provides written notice to PAULA that it is released from the obligations required herein or b) the agreement is superceded by a Department Administrative Order or a Superior Court Order.

19.                                 If PAULA breaches this agreement in any material way, or if the Department, in good faith, determines that the provisions of this agreement, including any amendments or supplements, are no longer adequate to protect policyholders from financial hazard, it is hereby agreed by PAULA and its direct and indirect parent companies that they shall not oppose appropriate and lawful Department Administrative Orders or Applications for Superior Court Orders.  PAULA and its direct and indirect parent companies hereby acknowledge that the Department has no duty to provide prior notice of such Orders and Applications, except as provided for by law.

20.                                 All documents and copies thereof obtained by or disclosed to the Department pursuant to this agreement shall be kept strictly confidential by the Department, except that the Department may share such information and documents with other state regulators pursuant to a confidentiality agreement.  This provision does not apply to documents already deemed public by law or regulation, e.g., quarterly financial statements.

Any questions related to this agreement and all filings required by this agreement should be directed to Norris W. Clark, Deputy Commissioner, Financial Surveillance, Department of Insurance, 300 South Spring Street, Los Angeles, CA 90013.

Sincerely,

/s/ Harry W. Low
Harry W. Low
Insurance Commissioner

Agreed as to all provisions:

/s/ Jeffrey A. Snider		Date:	18 March 2002
Jeffrey A. Snider
Title:	Chairman

Agreed as to provision number 18:

PAULA Financial Corporation

		Date:	18 March 2002
/s/ Jeffrey A. Snider
Name:	Jeffrey A. Snider
Title:	Chairman